For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION LTD. REPORTS
THIRD QUARTER 2012 RESULTS
Production increased 82% from third quarter 2011 to 38.0 MMcfe per day

HOUSTON, November 7, 2012 - Gastar Exploration Ltd. (NYSE MKT: GST) today reported financial and operating results for the three and nine months ended September 30, 2012.

Excluding non-cash impairment charges and unrealized hedging gains, adjusted net income attributable to Gastar's common shareholders was breakeven -- $0.0 million, or $0.00 per diluted share -- for the third quarter of 2012. Including the effect of a non-cash impairment of natural gas and oil properties of $78.1 million and an unrealized hedging loss of $5.4 million, reported net loss attributable to Gastar's common shares for the third quarter of 2012 was $83.5 million, or $1.31 per diluted common share. Excluding the impact of an unrealized hedging gain of $2.4 million in the third quarter of 2011, adjusted net loss was $1.4 million, or $0.02 per diluted common share, for the period. Reported net income attributable to Gastar's common shareholders was $1.0 million, or $0.02 per diluted share, in the third quarter of 2011. (See the accompanying reconciliation of net income (loss) per common share and earnings per diluted share to this non-GAAP financial measure at the end of this news release.)

Net cash provided by operating activities before working capital changes for the third quarter was $9.8 million or $0.15 per share compared to $3.2 million or $0.05 per share for the third quarter of 2011. For the first nine months of 2012, our net cash provided by operating activities before working capital changes and adjusted to exclude special items was $19.4 million or $0.31 per share versus $10.7 million or $0.17 per share for the same period last year. (See the accompanying reconciliation of cash flow before working capital changes and as adjusted for special items to GAAP financial measures at the end of this news release.)

Natural gas, oil and natural gas liquids (NGLs) revenues increased 55% to $14.8 million in the third quarter of 2012, up from $9.6 million for the same period a year earlier. The increase was the result of an 82% growth in production volumes partially offset by a 15% decrease in realized commodity prices. Average daily production was 38.0 million cubic feet of natural gas equivalent (MMcfe) per day for the third quarter of 2012, compared to 20.9 MMcfe per day for the same period in 2011. Revenues from liquids (oil, condensate and NGLs) represented approximately 40% of our total revenues for the latest quarter compared to 10% for the third quarter of 2011. Liquids daily production represented approximately 20% of total production volumes for the third quarter of 2012 compared to 19% for the second quarter of 2012 and 4% for the third quarter of 2011. Sequentially, total average daily production in the third quarter of 2012 increased 9% from second quarter 2012 production of 34.8 MMcfe per day.

For the third quarter of 2012, Gastar had hedges in place covering approximately 89% of natural gas, 66% of oil and 60% of NGLs production.

The following table provides a summary of Gastar's production volumes and average commodity prices for the three and nine month periods in 2012 and 2011:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Production:
Natural gas (MMcf)	2,783	1,837	7,584	5,437
Oil (MBbl)	42	10	106	31
NGLs (MBbl)	77	5	186	5
Total production (MMcfe)	3,493	1,921	9,339	5,649

Total (Mmcfe/d)	38.0	20.9	34.1	20.7

Average sales price per unit:
Natural gas per Mcf, including impact of realized hedging	$3.20	$4.69	$2.97	$4.63
Natural gas per Mcf, excluding impact of realized hedging	$2.27	$3.37	$1.99	$3.41
Oil per Bbl, including impact of realized hedging	$83.05	$77.64	$72.93	$87.91
Oil per Bbl, excluding impact of realized hedging	$76.54	$77.64	$68.93	$87.91
NGLs per Bbl, including impact of realized hedging	$32.40	$52.93	$34.31	$52.93
NGLs per Bbl, excluding impact of realized hedging	$25.26	$52.93	$29.02	$52.93

Average sales price per Mcfe, including impact of realized hedging	$4.25	$4.99	$3.92	$4.98
Average sales price per Mcfe, excluding impact of realized hedging	$3.28	$3.73	$2.98	$3.80

Higher production volumes in the third quarter of 2012 were primarily driven by our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia, as well as catch-up production of approximately 1.4 MMcfe per day primarily due to an increase in our East Texas Belin #1 net revenue interest based on an updated division order title opinion and property assignment, partially offset by natural declines from our producing natural gas wells in East Texas.

The previously announced mechanical failure and fire at a central receipt point on the third-party-operated gathering system in West Virginia and continuing system downtime reduced average daily production by approximately 5.9 MMcfe per day during the third quarter.

Lease operating expense (LOE) was $0.8 million for the third quarter of 2012, compared to $2.4 million in the third quarter of 2011 and $1.6 million in the second quarter of 2012. LOE per Mcf equivalent (Mcfe) of production declined to $0.22 in the latest quarter from $1.23 in the third quarter of 2011. The decrease in LOE for the third quarter was primarily due to a $1.5 million reduction in controllable LOE due to:

•	a decrease of $423,000 resulting from the assignment of our Powder River Basin properties to the operator on May 3, 2012;

•	a $625,000 decrease in East Texas workover costs; and

•	a $608,000 decrease in well operating costs in East Texas, which includes a $394,000 decrease resulting from property assignments.

Depreciation, depletion and amortization (DD&A) was $7.1 million in the third quarter of 2012, up from $3.7 million a year earlier. The DD&A rate for the latest quarter was $2.04 per Mcfe compared to $1.92 per Mcfe for the same period in 2011. The increase in DD&A expense was the result of a 6% increase in the DD&A rate per Mcfe and an 82% increase in production. The increase in the rate is primarily due to higher proved costs associated with allocations of undeveloped East Texas leasehold costs from unproved to proved properties.
Gastar recorded a non-cash impairment of natural gas and oil properties of $78.1 million in the third quarter of 2012. The impairment is primarily the result of a 31% decline in the 12-month average natural gas price used in the calculation of the full cost ceiling test at September 30, 2012 compared to the 12-month average natural gas price at December 31, 2011.
General and administrative expense was $3.0 million in the third quarter of 2012, down from $3.1 million a year ago and includes non-cash, stock-based compensation expense of $729,000 for the third quarter of 2012 and $760,000 for the same quarter in 2011.
J. Russell Porter, Gastar's President and CEO, stated, “During the third quarter we continued to increase our production of oil and liquids-rich gas from the Marcellus Shale. We generated almost $10 million of cash from operations, and our drilling program is proceeding at an aggressive pace. The production rates of our Marcellus wells are continuing to meet or exceed our expectations while we have further reduced our drilling costs. As we move westward on our acreage position, we are continuing to see an increase in the percentage of condensate yields from our wells, which further enhances the already strong economics of our play. We are also excited to have commenced flowback on our first Mid-Continent horizontal well, and we're eager to see how the well performs over the next few months.”
Operations Review and Update
Marcellus Shale
Net production from the Marcellus Shale area averaged 23.3 MMcfe per day in the third quarter of 2012, compared to 2.9 MMcfe per day for the third quarter of 2011 and 20.7 MMcfe per day in the second quarter of 2012. Liquids yields averaged approximately 26 barrels of condensate and 50 barrels of NGLs per MMcf of gross natural gas produced in the current quarter.

In Marshall County, West Virginia, we began the third quarter of 2012 with 18 gross (7.8 net) operated Marcellus wells on production. During the quarter, we brought on production nine gross

(4.5 net) additional operated wells on the Burch Ridge and Wayne pads, bringing the total number of wells on production to 27 gross (12.3 net) at the end of the third quarter.

As of September 30, 2012, our operated wells on production in Marshall County were comprised of the following:

Pad	Gross Well Count	Net Well Count	Working Interest	Net Revenue Interest	Average Lateral Length (in feet) (1)	Date on Production

Corley	4	1.6	40.8%	35.4%	4,900	Dec-11
Simms	3	1.5	50.0%	43.2%	5,000	Dec-11
Hall	3	1.2	40.0%	34.7%	4,400	Jan-12
Hendrickson	5	2.0	40.0%	34.7%	4,700	Apr-12
Accettolo	3	1.5	50.0%	40.2%	4,600	Jun-12
Burch Ridge	5	2.5	50.0%	41.5%	5,800	Aug-12
Wayne	4	2.0	50.0%	40.6%	5,700	Sep-12
	27	12.3

(1) Average well lateral length approximates the actual average well lateral length.
No additional wells have been brought online since the end of the third quarter of 2012. As of today, Gastar has the following drilling operations underway in Marshall County:

Pad	Gross Well Count	Net Well Count	Working Interest	EstimatedNet Revenue Interest	Average Lateral Length (in feet) (1)	Status	Estimated Production Date

Wengerd (2)	7	3.1	44.5%	37.7%	5,000	Fracture stimulation completed; completion operations in progress	Early December 2012

Lily	4	2.0	50.0%	40.6%	5,100	Fracture stimulation/ completion operations to begin mid-November 2012	Late December 2012

Addison	5	2.5	50.0%	41.7%	5,000	Currently drilling top-holes	Second Quarter 2013

Shields	10	5.0	50.0%	42.0%	2,800	8 drilled to kick off point; 1 drilled to intermediate casing point	First and Third Quarters 2013

Goudy (3)	4	2.0	50.0%	40.5%	5,600	Will commence drilling on first 4 wells in late Q4 2012	Second Quarter 2013
	30	14.6

(1) Average well lateral length approximates the actual average well lateral length for wells that have been completed and the estimated average well lateral length for wells that have not been completed.

(2) Two Wengerd wells were previously completed and on production, but have subsequently been shut-in for the duration of fracture stimulation and completion operations on the five remaining wells.
(3) Goudy pad to ultimately have nine wells.
Gastar is continuing to refine its drilling techniques in an effort to achieve maximum efficiency and higher EURs. The Addison pad laterals will be drilled at a different orientation to better align with natural fractures in the Marcellus formation. The Goudy wells will be drilled with tighter spacing between the laterals to determine if wells may be drilled on tighter spacing without reducing ultimate recoveries per well.

On a non-operated basis, we have a 19.2% average working interest in seven wells in Butler County, Pennsylvania and a 21.4% average working interest in four wells in Marshall County, West Virginia, all of which were on production during the third quarter of 2012.

Capital expenditures net to Gastar for the third quarter of 2012 in the Marcellus Shale totaled $28.4 million. For the remainder of 2012, we have budgeted $37.6 million for drilling, completion, infrastructure, lease acquisition and seismic costs resulting in total budgeted capital expenditures for the year of approximately $123.6 million in the Marcellus Shale.
Mid-Continent
As of September 30, 2012, Gastar had acquired approximately 30,900 gross (12,500 net) acres in its Mid-Continent oil-focused venture. Leasing activities are continuing in the initial area of mutual interest (AMI) prospect area and have been expanded to include two additional adjacent prospect areas with a current goal of leasing at least 50,000 combined gross acres within the three prospect areas.

For the first 12,500 gross acres acquired in the initial AMI prospect, we paid 62.5% of lease acquisition costs for a 50% leasehold interest and 50% of lease acquisition costs on additional acres in excess of 12,500 gross acres acquired for a 50% working interest. We will pay 54.25% of the lease acquisition costs in the two new prospect areas for a 50% working interest. In each prospect area, Gastar pays 62.5% of the first four wells' gross drilling and completion costs and 56.25% of the next four wells' gross drilling and completion costs to earn a 50% working interest. For additional wells beyond the first eight in a prospect area, the Company is responsible for paying only its 50% working interest.

Fracture stimulation operations were completed on the first well in late September 2012 and well flow back commenced on October 5. The well continues to unload completion fluids while oil and natural gas production rates continue to increase. The cost to drill and complete the first well was approximately $4.4 million gross ($2.8 million net).

Drilling of the second well is anticipated to begin by late November 2012, with the third well expected to commence by year-end 2012. The two wells are expected to be on production in the first quarter of 2013.

Third quarter capital 2012 expenditures in the Mid-Continent were $6.3 million. For the remainder of 2012, we have budgeted $6.7 million for drilling, completion and lease acquisition costs resulting in total budgeted capital expenditures for the year of approximately $22.7 million for the Mid-Continent.

East Texas
In East Texas, third quarter 2012 net production from the Hilltop area averaged 14.6 MMcfe per day, down from 16.6 MMcfe per day a year earlier and up from 13.7 MMcfe per day in the second quarter of 2012. The lower year-over-year volumes reflect natural declines in field production that were not offset by additional drilling or workover operations due to low natural gas prices. Third quarter 2012 net production benefited by the addition of approximately 1.4 MMcfe per day primarily due to an increase in our Belin #1 net revenue interest based on an updated division order title opinion.

Third quarter 2012 capital expenditures in East Texas were $800,000. While natural gas prices remain depressed, we intend to continue to limit our expenditures in East Texas to a minimum level of lease renewals and recompletions, with $700,000 budgeted for the remainder of 2012 resulting in total budgeted capital expenditures for the year for East Texas of approximately $3.8 million. We will also continue to monitor activity of other operators on nearby and adjacent acreage as they work to identify and develop various shallower oil formations that may potentially underlie our acreage in East Texas.
Guidance for Fourth Quarter of 2012
We are providing the following guidance for the fourth quarter of 2012:
Production                    38 - 40 MMcfe per day
Liquids percentage of production (1)        23% to 26%
Lease operating expenses            $1.7 - $1.9 million
Transportation, treating and gathering    $1.2 - $1.4 million
Cash G&A                    $2.2 - $2.4 million
Stock compensation expense            $0.7 - $0.8 million

(1)	Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

Liquidity and Capital Budget
At September 30, 2012, we had cash and cash equivalents of $9.1 million and a net working capital deficit of approximately $22.8 million. The working capital deficit includes $18.4 million of advances from non-operating partners.

Effective September 30, 2012, the borrowing base under Gastar's Revolving Credit Facility was increased from $100.0 million to $110.0 million. Gastar had $70.0 million drawn on the Revolving Credit Facility at that time, resulting in remaining availability of $40.0 million. Our next scheduled borrowing base redetermination is expected to occur in May 2013.

Capital expenditures for the remainder of 2012, excluding acquisitions, are projected to be approximately $46.1 million. We expect to spend $37.6 million in the Marcellus Shale, $6.7 million on the new Mid-Continent oil-focused venture, $700,000 in East Texas, and $1.1 million for capitalized interest and other costs.

For the full year 2012, we are increasing our combined budget for total capital spending from $135 million to $152 million to reflect a more rapid pace of well completions in the Marcellus than originally forecasted and expansion of our Mid-Continent acreage leasing.

We plan to fund this capital activity through existing cash balances, internally generated cash flow from operations, borrowings under the Revolving Credit Facility and possible future at-the-market issuances of the remaining 48,746 shares of Gastar Exploration USA, Inc. Series A Preferred Stock.

Our preliminary estimate of total 2013 capital expenditures is $75 million to $95 million. Our 2013 capital program will be limited to internally generated cash flows from operating activities or potential asset sales and availability under our revolving credit facility or possible similar debt structures.
Preferred Share Issuances
Gastar Exploration USA, Inc., a wholly owned subsidiary of Gastar (“Gastar USA”), issued 2,582,407 shares of its Series A Preferred Stock in the first nine months of 2012 for net proceeds of $49.2 million. Of this total issued, 559,645 shares were issued during the third quarter of 2012 for net proceeds of $10.7 million. From October 1 to November 5, 2012, Gastar USA issued an additional 4,304 preferred shares for net proceeds of $84,000, bringing total preferred shares issued and outstanding to 3,951,254 with a total liquidation preference of approximately $98.8 million.
Conference Call
Gastar's management team will hold a conference call Thursday, November 8, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results. To participate in the call, dial 480-629-9818 and ask for the Gastar conference call. A replay will be available and will be accessible through November 15. To access the replay, dial 303-590-3030 and enter the pass code 4568222#.

The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar's web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or e-mail dmw@drg-l.com.
About Gastar
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.

Gastar's capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$8,906	$8,613	$22,499	$25,184
Oil	3,457	736	7,748	2,707
NGLs	2,483	239	6,394	239
Total natural gas, oil and NGLs revenues	14,846	9,588	36,641	28,130
Unrealized hedge gain (loss)	(5,403)	2,424	(4,123)	1,027
Total revenues	9,443	12,012	32,518	29,157
EXPENSES:
Production taxes	560	157	1,494	384
Lease operating expenses	780	2,363	4,754	5,945
Transportation, treating and gathering	1,305	1,128	3,715	3,354
Depreciation, depletion and amortization	7,135	3,694	19,744	10,797
Impairment of natural gas and oil properties	78,054	—	150,787	—
Accretion of asset retirement obligation	101	138	284	392
General and administrative expense	2,951	3,100	9,263	8,576
Litigation settlement expense	—	—	1,250	—
Total expenses	90,886	10,580	191,291	29,448
INCOME (LOSS) FROM OPERATIONS	(81,443)	1,432	(158,773)	(291)
OTHER INCOME (EXPENSE):
Interest expense	(30)	(24)	(86)	(87)
Investment income and other	2	2	6	7
Foreign transaction loss	(2)	(8)	(2)	(5)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(81,473)	1,402	(158,855)	(376)
Provision for income taxes	—	—	—	—
NET INCOME (LOSS)	(81,473)	1,402	(158,855)	(376)
Dividend on preferred stock attributable to non-controlling interest	1,984	388	4,947	419
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(83,457)	$1,014	$(163,802)	$(795)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(1.31)	$0.02	$(2.58)	$(0.01)
Diluted	$(1.31)	$0.02	$(2.58)	$(0.01)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,601,645	63,238,069	63,494,224	62,901,860
Diluted	63,601,645	63,842,098	63,494,224	62,901,860

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,103	10,647
Accounts receivable, net of allowance for doubtful accounts of $546 and $551, respectively	8,277	10,706
Commodity derivative contracts	11,446	19,385
Prepaid expenses	799	1,243
Total current assets	29,625	41,981

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	74,954	78,302
Proved properties	623,112	514,357
Total natural gas and oil properties	698,066	592,659
Furniture and equipment	1,864	1,629
Total property, plant and equipment	699,930	594,288
Accumulated depreciation, depletion and amortization	(479,079)	(308,548)
Total property, plant and equipment, net	220,851	285,740

OTHER ASSETS:
Restricted cash	—	50
Commodity derivative contracts	2,685	4,130
Deferred charges, net	709	535
Advances to operators and other assets	501	2,067
Total other assets	3,895	6,782
TOTAL ASSETS	$254,371	334,503

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,720	$17,693
Revenue payable	8,811	4,137
Accrued interest	136	144
Accrued drilling and operating costs	6,923	4,647
Advances from non-operators	18,438	19,523
Commodity derivative contracts	2,578	6,479
Commodity derivative premium payable	1,414	4,725
Accrued litigation settlement liability	—	800
Other accrued liabilities	2,407	1,723
Total current liabilities	52,427	59,871

LONG-TERM LIABILITIES:
Long-term debt	70,000	30,000
Commodity derivative contracts	2,452	1,163
Asset retirement obligation	6,689	8,275
Total long-term liabilities	79,141	39,438

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 65,663,063 and 64,706,750 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	316,346	316,346
Additional paid-in capital	27,618	25,376
Accumulated deficit	(297,721)	(133,919)
Total shareholders' equity	46,243	207,803
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $98,674 and $34,114 at September 30, 2012 and December 31, 2011, respectively	76,560	27,391
Total equity	122,803	235,194
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$254,371	$334,503

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2012	2011
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(158,855)	$(376)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	19,744	10,797
Impairment of natural gas and oil properties	150,787	—
Stock-based compensation	2,575	2,003
Unrealized hedge (gain) loss	4,123	(1,027)
Realized gain on derivative contracts	(662)	(1,303)
Amortization of deferred financing costs	157	193
Accretion of asset retirement obligation	284	392
Changes in operating assets and liabilities:
Accounts receivable	2,429	(4,199)
Commodity derivative contracts	—	(54)
Prepaid expenses	345	765
Accounts payable and accrued liabilities	129	774
Net cash provided by operating activities	21,056	7,965
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(100,606)	(58,672)
Advances to operators	(4,282)	(3,299)
(Use of proceeds) proceeds from non-operators	(1,085)	27,794
Purchase of furniture and equipment	(235)	(346)
Net cash used in investing activities	(106,208)	(34,523)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	70,000	41,000
Repayment of revolving credit facility	(30,000)	(31,000)
Proceeds from issuance of preferred stock, net of issuance costs	49,169	16,855
Dividend on preferred stock attributable to non-controlling interest	(4,947)	(419)
Deferred financing charges	(332)	(13)
Other	(282)	(336)
Net cash provided by financing activities	83,608	26,087
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,544)	(471)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,647	7,439
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,103	$6,968

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$(83,457)	$1,014	$(163,802)	$(795)
SPECIAL ITEMS:
Unrealized hedge (gain) loss	5,403	(2,424)	4,123	(1,027)
Impairment of natural gas and oil properties	78,054	—	150,787	—
Litigation settlement expense	—	—	1,250	—
Foreign transaction loss	2	8	2	5

ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$2	$(1,402)	$(7,640)	$(1,817)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.00	$(0.02)	$(0.12)	$(0.03)
Diluted	$0.00	$(0.02)	$(0.12)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,601,645	63,238,069	63,494,224	62,901,860
Diluted	63,601,645	63,842,098	63,494,224	62,901,860

Reconciliation of Cash Flows from Operations Before Working Capital Changes and Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(81,473)	$1,402	$(158,855)	$(376)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	7,135	3,694	19,744	10,797
Impairment of natural gas and oil properties	78,054	—	150,787	—
Stock-based compensation	729	760	2,575	2,003
Unrealized hedge (gain) loss	5,403	(2,424)	4,123	(1,027)
Realized gain on derivative contracts	(222)	(432)	(662)	(1,303)
Amortization of deferred financing costs and debt discount	59	65	157	193
Accretion of asset retirement obligation	101	138	284	392
Cash flows from operations before working capital changes	9,786	3,203	18,153	10,679
Litigation settlement expense	—	—	1,250	—
Foreign transaction (gain) loss	2	8	2	5
Adjusted cash flows from operations for special items	$9,788	$3,211	$19,405	$10,684

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